E-Filed

Colorado Secretary of State
Date and Time: 03/30/2015 04:04 PM
ID Number: 20071121674

Document number: 20151224250
Amount Paid: $25.00

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20071121674

1. Entity name: EFH Group, Inc.
(If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable) EF Hutton America, Inc.

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________ *(mm/dd/yyyy)*

   or

   If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. *(Optional)* Delayed effective date: 04/24/2015 *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Walker	Zachary		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

7841 S. Garfield Way
(Street name and number or Post Office information)

Centennial	CO	80122
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Article III of our Articles of Incorporation is hereby amended as follows:

ARTICLE III
AUTHORIZED CAPITAL STOCK

Authorized Capital Stock. The aggregate capital stock the corporation has the authority to issue is 110,000,000. This capital stock consists of 90,000,000 common shares, 10,000,000 Class B common shares, and 10,000,000 preferred shares. The par value of the common shares is $0.001 per share. The par value of the Class B common shares is $0.001 per share. The par value of the preferred shares is $0.001 per share.

Rights and Privileges of Common Shares. The common shares shall have the following rights and privileges:

1) Dividend rights – Dividends may be paid upon the common stock to the extent and in the manner permitted by law, and when declared by the board of directors.
2) Voting rights – One (1) vote per common share.
3) Liquidation rights – Upon any liquidation, dissolution, or winding up of the corporation, and after paying or adequately providing for the payment of all of its obligations, the corporation shall distribute the remainder of its assets, either in cash or in kind, pro rata to the holders of the common stock.

Rights and Privileges of Class B Common Shares. The Class B common shares shall have the following rights and privileges:

1) Dividend rights – Fifty percent (50%) of the standard common share dividend.
2) Voting rights – Ten (10) votes per Class B common share.
3) Liquidation rights – Fifty percent (50%) of standard common share liquidation rights.
4) Exchange privileges – Exchangeable for standard common shares on a one for one basis with thirty (30) days prior notice to the corporation.

Rights and Privileges of Preferred Shares. Preferred shares may be issued from time to time in one or more series as determined by the Board of Directors. All preferred shares shall be of equal rank and shall be identical, except as fixed by the Board of Directors for each series as provided herein. All shares of any one series shall be identical in all respects with all the other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends, if any, shall be cumulative.

The Board of Directors is hereby authorized, by resolution to provide, out of the unissued preferred shares, not allocated to any series of preferred shares, for one or more series of

preferred shares. Before any shares of any such series are issued, the Board of Directors shall fix and determine, and is hereby expressly authorized and empowered to fix and determine, by resolution, the powers, designations, preferences and relative participation rights and the qualifications, limitations or restrictions thereof, if any, and the Board of Directors is expressly authorized and empowered to fix and determine any and all of the following provisions of the shares of such series:

1) The designation of such series and the number of shares which shall constitute such series;
2) The annual dividend rate, if any payable on shares of such series, expressed in a dollar amount per share, and the date or dates from which such dividends shall commence to accrue and shall be cumulative;
3) The price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;
4) The amounts payable upon shares of such series, in the event of the voluntary or involuntary liquidation, distribution of assets (other than payment of dividends), dissolution, or winding up of the affairs of the corporation;
5) The sinking funds or mandatory redemption provisions, if any for the redemption or purchase of shares of such series;
6) The extent of the voting powers, if any, of the shares of such series;
7) The terms and conditions, if any, on which shares of such series may be converted into shares of the corporation or any class or classes thereof; and
8) Any other preferences and relative participation rights, optional or other special rights, of shares of such series.